Exhibit 3.1

Restated Certificate of Incorporation of The NASDAQ OMX Group, Inc.

The undersigned, Joan C. Conley, Corporate Secretary of The NASDAQ OMX Group, Inc. (“Nasdaq”), a Delaware corporation, does hereby certify:

FIRST: That the name of the corporation is The NASDAQ OMX Group, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was November 13, 1979. The name under which Nasdaq was originally incorporated was “NASD Market Services, Inc.”

SECOND: That the Restated Certificate of Incorporation of Nasdaq dated May 27, 2003, as previously amended by the Certificate of Amendment dated May 25, 2005; the Certificate of Amendment dated August 1, 2006; the Certificate of Amendment dated March 11, 2006; the Certificate of Elimination of the Series A Cumulative Preferred Stock, Series B Preferred Stock, and Series C Cumulative Preferred Stock dated March 31, 2006; the Certificate of Designation of Series D Preferred Stock dated December 14, 2005; the Certificate of Amendment dated February 27, 2008; and the Certificate of Elimination of Series D Preferred Stock dated March 10, 2009 is hereby restated and integrated to read in its entirety as follows:

ARTICLE FIRST

The name of the corporation is The NASDAQ OMX Group, Inc.

ARTICLE SECOND

The address of Nasdaq’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of Nasdaq’s registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOURTH

A.	The total number of shares of Stock which Nasdaq shall have the authority to issue is Three Hundred Thirty Million (330,000,000), consisting of Thirty Million (30,000,000) shares of Preferred Stock, par value $.01 per share (hereinafter referred to as “Preferred Stock”), and Three Hundred Million (300,000,000) shares of Common Stock, par value $.01 per share (hereinafter referred to as “Common Stock”).

B.	The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of Nasdaq (the “Board”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not limited to, determination of the following:

1.	The designation of the series, which may be by distinguishing number, letter or title.

2.	The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

3.	The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative.

4.	Dates at which dividends, if any, shall be payable.

5.	The redemption rights and price or prices, if any, for shares of the series.

6.	The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

7.	The amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nasdaq.

8.	Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of Nasdaq or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made.

9.	Restrictions on the issuance of shares of the same series or of any other class or series.

10.	The voting rights, if any, of the holders of shares of the series.

C.	1.

(a)	Except as may otherwise be provided in this Restated Certificate of Incorporation (including any Preferred Stock Designation) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

(b)	Except as may otherwise be provided in this Restated Certificate of Incorporation or by applicable law, the holders of the 3.75% Series A Convertible Notes due 2012 (as may be amended, supplemented or otherwise modified from time to time, the “Series A Notes”) and the 3.75% Series B Convertible Notes due 2012 (as may be amended, supplemented or otherwise modified from time to time, the “Series B Notes” and, together with the Series A Notes, the “Notes”) which may be issued from time to time by Nasdaq shall be entitled to vote on all matters submitted to a vote of the stockholders of Nasdaq, voting together with the holders of the Common Stock (and of any other shares of capital stock of Nasdaq entitled to vote at a meeting of stockholders) as one class. Each principal amount of Notes shall be entitled to a number of votes equal to the number of votes represented by the Common Stock of Nasdaq that could then be acquired upon conversion of such principal amount of Notes into Common Stock, subject to adjustments as provided in the Notes and the Indenture dated as of April 22, 2005 between Nasdaq and Law Debenture Trust Company of New York, as trustee, as such Indenture may be amended, supplemented or otherwise modified from time to time. Holders of the Notes shall be deemed to be stockholders of Nasdaq, and the Notes shall be deemed to be shares of stock, solely for the purpose of any provision of the General Corporation Law of the State of Delaware or this Restated Certificate of Incorporation that requires the vote of stockholders as a prerequisite to any corporate action.

2.

Notwithstanding any other provision of this Restated Certificate of Incorporation, but subject to subparagraph 6 of this paragraph C. of this Article Fourth, in no event shall (i) any record owner of any outstanding Common Stock or Preferred Stock which is beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, or (ii) any holder of any Notes which are beneficially owned, directly or indirectly, as of any record date for the determination of stockholders and/or holders of Notes entitled to vote on any matter, by a person (other than an Exempt Person)

who beneficially owns shares of Common Stock, Preferred Stock and/or Notes in excess of five percent (5%) of the then-outstanding shares of stock generally entitled to vote as of the record date in respect of such matter (“Excess Shares and/or Notes”), be entitled or permitted to vote any Excess Shares and/or Notes on such matter. For all purposes hereof, any calculation of the number of shares of stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of stock of which any person is the beneficial owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of filing this Restated Certificate of Incorporation.

3.	The following definitions shall apply to this paragraph C. of this Article Fourth:

(a)	“Affiliate” shall have the meaning ascribed to that term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of filing this Restated Certificate of Incorporation.

(b)	A person shall be deemed the “beneficial owner” of, shall be deemed to have “beneficial ownership” of and shall be deemed to “beneficially own” any securities:

(i)	which such person or any of such person’s Affiliates is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of the filing of this Restated Certificate of Incorporation;

(ii)

which such person or any of such person’s Affiliates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s Affiliates until such tendered securities are accepted for purchase; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii)	which are beneficially owned, directly or indirectly, by any other person and with respect to which such person or any of such person’s Affiliates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to (b)(ii)(B) above) or disposing of such securities; provided, however, that (A) no person who is an officer, director or employee of an Exempt Person shall be deemed, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are “beneficially owned” (as defined herein), including, without limitation, in a fiduciary capacity, by an Exempt Person or by any other such officer, director or employee of an Exempt Person, and (B) the Voting Trustee, as defined in the Voting Trust Agreement by and among Nasdaq, the National Association of Securities Dealers, Inc., a Delaware corporation (the “NASD”), and The Bank of New York, a New York banking corporation, as such may be amended from time to time (the “Voting Trust Agreement”), shall not be deemed, solely by reason of such person’s status or authority as such, to be the “beneficial owner” of, to have “beneficial ownership” of or to “beneficially own” any securities that are governed by and held in accordance with the Voting Trust Agreement.

(c)	A “person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

(d)	“Exempt Person” shall mean Nasdaq or any Subsidiary of Nasdaq, in each case including, without limitation, in its fiduciary capacity,

or any employee benefit plan of Nasdaq or of any Subsidiary of Nasdaq, or any entity or trustee holding stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of Nasdaq or of any Subsidiary of Nasdaq.

(e)	“Subsidiary” of any person shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors or other persons performing similar functions are beneficially owned, directly or indirectly, by such person, and any corporation or other entity that is otherwise controlled by such person.

(f)	The Board shall have the power to construe and apply the provisions of this paragraph C. of this Article Fourth and to make all determinations necessary or desirable to implement such provisions, including, but not limited to, matters with respect to (1) the number of shares of stock beneficially owned by any person, (2) the number of Notes beneficially owned by any person, (3) whether a person is an Affiliate of another, (4) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of beneficial ownership, (5) the application of any other definition or operative provision hereof to the given facts, or (6) any other matter relating to the applicability or effect of this paragraph C. of this Article Fourth.

4.	The Board shall have the right to demand that any person who is reasonably believed to hold of record or beneficially own Excess Shares and/or Notes supply Nasdaq with complete information as to (a) the record owner(s) of all shares and/or Notes beneficially owned by such person who is reasonably believed to own Excess Shares and/or Notes, and (b) any other factual matter relating to the applicability or effect of this paragraph C. of this Article Fourth as may reasonably be requested of such person.

5.	Any constructions, applications, or determinations made by the Board, pursuant to this paragraph C. of this Article Fourth, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon Nasdaq, its stockholders and the holders of the Notes.

6.

Notwithstanding anything herein to the contrary, subparagraph 2 of this paragraph C. of this Article Fourth shall not be applicable to any Excess Shares and/or Notes beneficially owned by (a) the NASD or its Affiliates until such time as the NASD beneficially owns five percent (5%) or less of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time, (b) any other person as may be approved for such exemption by the Board prior to the time such person beneficially owns more than five percent (5%) of the outstanding shares of stock and/or Notes entitled to vote on the election of a majority of directors at such time or (c) Hellman & Friedman Capital Partners IV, L.P., H&F International Partners IV-A, L.P., H & F International Partners IV-B, L.P., H&F Executive Fund, IV L.P.; Silver Lake Partners II TSA, L.P., Silver Lake Technology Investors II, L.L.C., Silver Lake Partners TSA, L.P., and Silver Lake Investors, L.P. or their respective affiliated investment funds that are: (i) under common management and control, (ii) comprised of members or partners with the same ultimate ownership, and (iii) subject to terms and conditions that are substantially identical in all material respects, if the Board has approved an exemption for any other person pursuant to Section 6(b) of this paragraph C. of this Article Fourth (other than an exemption granted in connection with the establishment of a strategic alliance with another exchange or similar market) provided that in no event shall the exemption contained in Section 6(c) cause a registered broker or dealer or an Affiliate thereof (a “Broker Affiliate,” provided that, a Broker Affiliate shall not include an entity that either owns ten percent or less of the equity of a broker or dealer, or for which the broker or dealer accounts for one percent or less of the gross revenues received by the consolidated entity) to receive an exemption for a greater percentage of voting securities than has been granted to another Broker Affiliate by the Board. The Board, however, may not approve an exemption under Section 6(b): (i) for a Broker Affiliate or (ii) an individual or entity that is subject to a statutory disqualification under Section 3(a)(39) of the Exchange Act. The Board may approve an exemption for any other stockholder or holder of Notes if the Board determines that granting such exemption would (A) not reasonably be expected to diminish the quality of, or public confidence in, Nasdaq or The NASDAQ Stock Market LLC or the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (B) promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

7.

In the event any provision (or portion thereof) of this paragraph C. of this Article Fourth shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this paragraph C. of this Article Fourth shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision (or portion hereof) had been stricken herefrom or otherwise rendered inapplicable, it being the intent of Nasdaq, its stockholders and the holders of the Notes that each such remaining provision (or portion thereof) of this paragraph C. of this Article Fourth remains, to the fullest extent permitted by law, applicable and enforceable as to all stockholders and all holders of Notes, including stockholders and holders of Notes that beneficially own Excess Shares and/or Notes, notwithstanding any such finding.

ARTICLE FIFTH

A.	The business and affairs of Nasdaq shall be managed by, or under the direction of, the Board. The total number of directors constituting the entire Board shall he fixed from time to time by the Board.

B.	Subject to the provisions of this paragraph B, the Board (other than those directors elected by the holders of any series of Preferred Stock provided for, or fixed pursuant to the provisions of Article Fourth hereof (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. Each director elected or appointed prior to this effectiveness of this Certificate of Amendment under the General Corporation Law of the State of Delaware shall serve for his or her full term, such that the term of each Class I director shall expire at the 2007 annual meeting of stockholders; the term of each Class II director shall expire at the 2005 annual meeting of stockholders; and the term of each Class III director shall expire at the 2006 annual meeting of stockholders. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible. The term of each director elected at the 2005 annual meeting of stockholders and at each subsequent annual meeting of stockholders shall expire at the first annual meeting of stockholders following his or her election. Commencing with the 2007 annual meeting of stockholders, the foregoing classification of the Board shall cease, and the directors, other than the Preferred Stock Directors, shall be elected by the holders of the Voting Stock (as hereinafter defined) and shall hold office until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

C.	Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall only be filled by the Board. No decrease in the number of directors shall shorten the term of any incumbent director.

D.	Except for Preferred Stock Directors, any director, or the entire Board, may be removed from office at any time, but only by the affirmative vote of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of Nasdaq entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

E.	During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article Fourth hereof, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of Nasdaq shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of Nasdaq shall automatically be reduced accordingly.

ARTICLE SIXTH

A.	A director of Nasdaq shall not be liable to Nasdaq or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

B.	Any repeal or modification of paragraph A shall not adversely affect any right or protection of a director of Nasdaq existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE SEVENTH

No action that is required or permitted to be taken by the stockholders of Nasdaq at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

ARTICLE EIGHTH

A.	In furtherance of, and not in limitation of, the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend or repeal the By-Laws of Nasdaq; provided, however, that the By-Laws adopted by the Board under the powers hereby conferred may be amended or repealed by the Board or by the stockholders having voting power with respect thereto, provided further that, notwithstanding any other provision of this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the stock required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% percent of the total voting power of the outstanding Voting Stock, voting together as a single class, shall be required in order for the stockholders to adopt, alter, amend or repeal any By-Law.

B.	For so long as Nasdaq shall control, directly or indirectly, The NASDAQ Stock Market LLC, any proposed adoption, alteration, amendment, change or repeal (an “amendment”) of any By-Law shall be submitted to the Board of Directors of The NASDAQ Stock Market LLC (the “Exchange Board”), and if the Exchange Board determines that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Securities and Exchange Commission (the “Commission”) before such amendment may be effective, then such amendment shall not be effective until filed with, or filed with and approved by, the Commission, as the case may be.

ARTICLE NINTH

A.

Nasdaq reserves the right to amend, alter, change, or repeal any provisions contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred herein are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with paragraph C. of Article Fourth, Article Fifth, Article Seventh, Article Eighth or this Article Ninth; provided further, however, the affirmative vote of at least 66 2/3% of the voting power of the holders of the outstanding Notes shall also be required to (i) amend paragraph C. of Article Fourth in a manner that would adversely affect the rights of the holders of the Notes thereunder without similarly affecting the rights of the holders of the Common Stock thereunder or (ii) amend this clause.

B.

For so long as Nasdaq shall control, directly or indirectly, The NASDAQ Stock Market LLC, any proposed amendment of any provisions contained in this Restated Certificate of Incorporation shall be submitted to the Exchange Board, and if the Exchange Board determines that such amendment is required, under Section 19 of the Exchange Act and the rules promulgated thereunder, to be filed with, or filed with and approved by, the Commission before such amendment may be effective, then such amendment shall not be filed with the Secretary of State of the State of Delaware until filed with, or filed with and approved by, the Commission, as the case may be.

ARTICLE TENTH

Nasdaq shall have perpetual existence.

ARTICLE ELEVENTH

In light of the unique nature of Nasdaq and its subsidiaries, including the status of The NASDAQ Stock Market LLC as a self regulatory organization, the Board of Directors, when evaluating (A) any tender or exchange offer or invitation for tenders or exchanges, or proposal to make a tender or exchange offer or request or invitation for tenders or exchanges, by another party, for any equity security of Nasdaq, (B) any proposal or offer by another party to (1) merge or consolidate Nasdaq or any subsidiary with another corporation or other entity, (2) purchase or otherwise acquire all or a substantial portion of the properties or assets of Nasdaq or any subsidiary, or sell or otherwise dispose of to Nasdaq or any subsidiary all or a substantial portion of the properties or assets of such other party, or (3) liquidate, dissolve, reclassify the securities of, declare an extraordinary dividend of, recapitalize or reorganize Nasdaq, (C) any action, or any failure to act, with respect to any holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth, (D) any demand or proposal, precatory or otherwise, on behalf of or by a holder or potential holder of Excess Shares and/or Notes subject to the limitations set forth in subparagraph 2 of paragraph C. of Article Fourth or (E) any other issue, shall, to the fullest extent permitted by applicable law, take into account all factors that the Board of Directors deems relevant, including, without limitation, to the extent deemed relevant, (i) the potential impact thereof on the integrity, continuity and stability of Nasdaq and The NASDAQ Stock Market LLC and the other operations of Nasdaq and its subsidiaries, on the ability to prevent fraudulent and manipulative acts and practices and on investors and the public, and (ii) whether such would promote just and equitable principles of trade, foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to and facilitating transactions in securities or assist in the removal of impediments to or perfection of the mechanisms for a free and open market and a national market system.

THIRD: That such Restated Certificate of Incorporation has been duly adopted by Nasdaq in accordance with the applicable provisions of Sections 245 of the General Corporation Law of the State of Delaware;

FOURTH: That such Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of Nasdaq’s certificate of incorporation as heretofore amended or supplemented, and that there is no discrepancy between those provisions and the provisions of such Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 11th day of May, 2009.

THE NASDAQ OMX GROUP, INC.

By:	/s/ Joan C. Conley
Name:	Joan C. Conley
Office:	Senior Vice President and Corporate Secretary